Exhibit 99.15

AllianceBernstein

Moderator: Valerie Haertel

April 26, 2006

5:30 p.m. EST

OPERATOR:  Thank you for standing by, and welcome to the AllianceBernstein First Quarter 2006 Earnings Review. At this, time all participants are in a listen-only mode. After the formal remarks, there will be a question and answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded, and will be replayed for one week.

I would now like to turn the conference over to your host for this call the Director of Investor Relations for AllianceBernstein, Ms. Valerie Haertel, please go ahead.

VALERIE HAERTEL, ALLIANCEBERNSTEIN:  Thank you, Nikki (ph). Good afternoon everyone and welcome to our First Quarter Earnings Review. As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found on our Web site at AllianceBernstein.com.

Presenting our quarterly results today is Jerry Lieberman, President and Chief Operating Officer and Lew Sanders, Chairman and Chief Executive Officer. Bob Joseph, our Chief Financial Officer will also be available to answer your questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward looking in nature, and as such, is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page two of our slide presentation, and in the risk factor section of our 2005 Form 10-K. In light of SEC’s Regulation FD, management will be limited in responding to inquiries from investors and analysts in a non public forum. Therefore, we encourage you to ask all questions of a material nature on this call.

At this time, I would like to turn the call over to Jerry Lieberman.

JERRY LIEBERMAN, PRESIDENT, CHIEF OPERATING OFFICER:  Thank you, Valerie, and good afternoon to everyone on the call.

Well, the short version of our remarks is that we are pleased to be off to a very good start in 2006.

From an investment perspective, our global and international equity investment services had excellent relative performance, coupled with strong absolute performance and, while absolute U.S. equity returns were quite positive, there was some mixed relative performance in our U.S. domestic services.

From an Assets Under Management point of view, we had organic growth in all three of our distribution channels, across all three product families, totaling $12 billion with investment performance adding an additional $27 billion in the quarter. In our Institutional Research Services Channel, we continued to gain market share with a 26 percent growth in commission revenues, we achieved a record quarter.

We reported solid financial results for the quarter, with our Operating Company revenues up 20 percent, pre tax margin up 330 basis points and net income up 35 percent. As a result, AllianceBernstein Holding reported net income of 78 cents for the quarter, a 34.5 percent increase, from 58 cents per unit in the same quarter a year ago, even after incurring legal expenses of approximately four cents per unit to resolve some of the outstanding litigation. We also declared a quarterly cash distribution of 78 cents per unit.

Now that I’ve covered the most important quarterly highlights, I’ll add a bit more detail to our discussion beginning with non-U.S. market performance. As you can see on display four, once again, the non-U.S. markets had very strong performance results. The MSCI Emerging Market index was up 12 percent for the quarter and nearly 48 percent for the 12 months ended March. The MSCI EAFA index increased 9.4 percent for the quarter, and 24.4 percent for the 12 month period, and MSCI World increase rose 6.6 percent for the quarter, and 18 percent for the 12 months. The importance of the impact of non-U.S. markets outperforming U.S. markets on both our clients and our firms should not be under estimated, a point that I’ll come back to later in the presentation.

With that said, as is shown on display five, U.S. performance results for the quarter were strong with major equity indices up significantly, albeit once again, considerably less than non-U.S. markets. The Russell U.S. Growth index, and the Russell 1000 Value index, were both up nicely for the three and 12 month periods and the S&P had its best first quarter since 1999, increasing 4.2 percent for the quarter and 11.7 percent for the 12 month period. While equity markets experienced significant gains, two Federal Reserve rate increases drove bond returns into negative territory. The Lehman’s Aggregate Bond index actually declined 0.6 percent for the three months ended March, but was up 2.3 percent for the 12 month period ended March.

With the capital markets’ performance as a backdrop, let’s review the highlights of how we performed for our clients, as shown on display six. You can also reference displays 31 through 40 later for more detail. As I noted earlier, investment performance varied by service this quarter. However, importantly for the one year, and for longer period returns, our relative equity performance ranged from very competitive to excellent across most of our Growth, our Style Blend, and Global and International Value services.

For the quarter, Institutional Growth Equity Services outperformed benchmarks in several of our key investment services, including Mid Cap, Small Cap, and Emerging Markets, where we exceeded benchmarks from 130 to 560 basis points, and in our International Value, Global Value, and Emerging Market Value services outperformed their respective benchmarks by 320, 250 and 190 basis points. Our U.S. Strategy Value and Large Cap Growth Institutional composites did underperform for the quarter by nearly 200 basis points. However, for the one and three year periods, our U.S. and non-U.S. Growth relative performance numbers are overwhelmingly impressive, as are our non-U.S. Value figures.

Turning to our Style Blend Services, Global, International and Emerging Markets Style Blend beat their benchmarks by 170, 120, and nearly 100 basis points. For the one-year period, Global Style Blend, U.S. Style Blend, and International Style Blend outperformed strongly.

Finally, although rising interest rates have taken their toll on Fixed Income returns, our one and three year relative returns on Core and Core Plus services were positive as we continue to add value to our clients’ portfolios.

My last and perhaps most important comments on performance refer to display seven. Here, you will see relative performance for our most important 30 Institutional Services going back to inception dates. For some, we’re in our fourth decade of managing these services. As you go down the column showing our relative performance for our Value, our Growth, our Style Blend, and Fixed Income investment services, both U.S. and non-U.S., you will see one thing in common for the vast majority--positive annualized performance since inception and, for our equity services, outperformance typically in the hundreds of basis points.

As we all know, past performance is no guarantee of future results, but our investment performance is one tool used by both current and prospective clients to evaluate how we’re doing. It can also be a leading indicator of the potential future success of the firm.

Now, let’s turn to our distribution channel flows for the three months ended March 31 on display eight. With solid, long-term investment returns for our clients and a continuing shift toward global investing as a foundation, you can see that we achieved positive net flows of $12 billion, consisting of 5.5 billion in Institutional Investments, $3.8 billion in Retail, and $2.7 billion in Private Client.

For our Retail channel, $3.8 billion in net flows is the highest level of quarterly net inflows in over five years and we’ll have more to say about our Retail progress when we discuss our channel highlights.

Keeping in mind that the first quarter in our Private Client Channel is typically strong, organic growth was still over 14 percent on an annualized basis, and our Institutional Investments channel net inflows were once again quite robust. When you add in the $27 billion of investment performance, our AUM increased by more than $39 billion or 6.7 percent for the quarter.

I would like to remind everyone that, as we reported a few weeks ago, transfers of certain clients accounts were made among distribution channels, resulting from changes in how these accounts are serviced by the firm, and these changes are reflected in the “Transfers line.”  These transfers resulted mainly from the growth we experienced in our non-U.S. offices, where Retail and Institutional accounts were initially serviced by the same team instead of by channel-specific teams. As our AUM grew, we were able to add additional personnel to service accounts along channel lines. There are no fee changes, or any financial impact resulting from these transfers, just a better servicing model for our clients.

Display nine shows changes in assets under management by channel for the 12 months ended March 31, 2006. You can see that net inflows totaled nearly $34 billion, consisting of almost $22 billion in Institutional Investments, about $7 billion in the Private Client channel, and over $5 billion in Retail. In addition to the asset transfers, the 12 month view also reflects over $28 billion of previously reported asset dispositions which included our Cash Management Services, our South African Joint venture interest and Indian mutual funds. Here you can see that total AUM increased nearly 16 percent, or 22 percent excluding dispositions and transfers.

Turning to display 10, you can see our flows by investment service for the three months ended March. Growth Equity net inflows of $5.9 billion surpassed Value Equity of $5.4 billion for the first time since the second quarter of 2001. And you should note that we experienced net inflows, into both our U.S. and non-U.S. Growth Equity services.

And, despite the rising interest rate environment, we’re pleased to see the Fixed Income net flows totaled nearly $1.6 billion.

Turning to display 11, you can see that for the 12 months ending March, we’ve brought in nearly $88 billion in gross inflows and almost 34 billion in net. Value Equities led the way with over $37 billion in gross flows and $24 billion in net flows. Growth Equities net inflows totaled nearly $12 billion with over 31 billion in gross flows, while Fixed Income experienced modest outflows of $635 million.

Let’s turn to display 12, where I’ll start my discussion of our distribution channel highlights with our Institutional Investments channel. At March 31, 2006, our Institutional Investment channel assets accounted for 63.2 percent of our overall AUM, or $390 billion, which is up 8.7 percent for the quarter, and 25.3 percent for the 12 month period. Our Style Blend services accounted for approximately one-third of this channel’s inflows, and we had strength in our Global and International services in the first quarter.

We closed the quarter with a strong pipeline of mandates that have been awarded but have yet to be funded. These mandates are widely diversified in terms of service and geography and bode well for upcoming quarters. We are very encouraged by the solid start that we have this year.

Turning to slide 13, you’ll see that our Retail assets compromise 23.6 percent of our total assets under management. It was a great quarter for Retail overall as non-U.S. net inflows continued at a healthy pace due to the strength in our Luxembourg funds. Additionally, and importantly, we experienced net inflows into our U.S. based funds for the first time since the first quarter of 2002.

We are extremely pleased with our turnaround in this channel because we believe it validates the steps we instituted just over two years ago to refocus our attention on meeting our client’s needs. We restructures this business, strengthening our fiduciary culture, rationalizing our product offerings to those better aligned with our clients interest, rather than just pushing the hot funds. This new approach, coupled with improved investment performance is starting to show results with increasing sales and better client retention and, most importantly, it will be to the benefit of our clients over the long term. We’re very proud of our Retail and our Investment teams for their efforts and these visible signs of success.

In the U.S., our separately managed account business strengthened again this quarter, and our Wealth Strategy services reached nearly $6 billion with the clients split roughly two thirds in the U.S. and one third non-U.S. I think it’s noteworthy that our AllianceBernstein Value Funds reached their five year anniversary this March. These are the first mutual funds that we launched after Alliance and Bernstein merged in 2000. Our disciplined value philosophy and commitment to deep fundamental and quantitative research have been well received by our clients in this channel. Today, 51 percent of our Retail equity investment services are Value equities, that’s up from nine percent at the time of the merger. This is just another example of the success of the combination of Alliance and Bernstein, as well as the firm’s commitment to helping investors achieve their goals by providing carefully designed investment strategies.

Display 14 shows our Private Client channel highlights. Here, you can see that our high-net-worth business represents 13.2 percent of our total AUM with $82 billion in assets. In the first quarter, which is typically a strong quarter for the channel, we brought in $3 billion in net inflows, a record for the channel, as is the $7 billion for the 12 month period. For the 12 months, this channel’s assets are up over 25 percent, including market appreciation but excluding the asset transfers and dispositions.

We continue to invest in our Private Client business, adding staff as we prepare to open our London office in the second half of the year. We’ve increased the number of financial advisors by 23 percent, to 270 from the first quarter of 2005, to support the growth in this business and to staff new offices. As previously announced, we do not plan to open any new offices in the U.S. this year, but will continue to add staff in many of our current office locations.

Highlights for the Institutional Research Services are shown on display 15. Excluding a reclass that I’ll discuss later, revenues totaled $95 million for the quarter, an increase of 26 percent from a year ago. Both the U.S. and London experienced double digit organic growth, while London’s revenue is up just over 40 percent this quarter. Our market share continues to increase due to the continued recognition of our research quality, expanded added value trading services and research coverage launches, which more than offset continued pricing pressures. Underpinning our firm’s success for clients is our commitment to high quality, innovative research. And just today, just today, we learned that a leading research poll of portfolio managers ranks Sanford C. Bernstein number one for overall research quality for the seventh year in a row. We’re also ranked number one in stand-alone sales quality for the first time ever - and we improved our trading rank and market share, great achievements for our firm.

In summary, we are extremely pleased with the accomplishments and progress we have made in each of our four distribution channels, and we’re excited about the challenges and the opportunities that lie ahead.

Before I begin my review of financial results, I’d like to highlight briefly, and as I’ve done in previous quarters, the diversity of our assets under management,  not only from a U.S., non-U.S. perspective, but also importantly from an equity/fixed income investment services mix perspective.

Turning to the center pie charts on display 16, you can see we currently have 73 percent of $618 billion in total AUM in equities, up from 64 percent at March 2005. Since the disposition of the low yielding Cash Management Services, we continue to benefit from an improved asset mix.

Looking at the two other sets of pie charts, you’ll get a sense of the increasingly global makeup our firm’s business. On the pie charts on the left side of the display, we show that non-U.S. AUM by client domicile increased by 40 percent in March 31, ‘06, versus March 31 ‘05.

Turning to the right side of the display, we show that over the past 12 months, our assets in global and international services grew by 51 percent from $194 billion to $293 billion. The value that this diversity brings to both our clients and our unitholders should not be underestimated.

As I noted in previous quarters, there are many factors contributing to the increasing global nature of our firm and they’re worth repeating here. The four most important are: our investment in human capital, especially research and portfolio management in support of our global investment services;  the creation of new non-U.S. investment services; excellent investment returns for our clients; and our investments in non-U.S. distribution and client servicing.

This display demonstrates that our continuing investment in broadening our seamless global research platform resulting in borderless portfolio construction, our ability to use that research better, and our investment in clients services, are paying off.

In summary, Non-U.S. AUM by client domicile accounts for $198 billion or 32 percent of our AUM, while Global and International AUM by service accounts for $293 billion or 47 percent of our total. Significant contributors to our asset growth are Style Blend Services, as reflected on display 17. At the end of the first quarter, the equity component of Style Blend services accounted for $100 billion of assets under management, or 16 percent of our total AUM, versus zero dollars in October 2000, when Alliance and Bernstein combined. Blend Style assets are now some of our most important services and they’re a differentiator among other asset managers. Our Blend Services start with a disciplined portfolio construction strategy that combines Alliance Growth and Bernstein’s Value equities and rebalances the portfolios systematically. Managed in both U.S. and non-U.S. offerings, $64 billion of our blend Services are in Global and International products.

Now that I’ve provided some highlights on performance, asset flows, key trends in our distribution channels and our mix of AUM, let’s turn to our firm’s financial results starting on display 18.

Revenues for the quarter increased 19.8 percent to $899 million as compared to $750 million in the first quarter of 2005, with investment advisory fees up 21.1 percent, or $109 million.

You may recall that in previous reporting periods, the advisory fees volume actually included transaction fees. That is, the line actually read “Advisory and Transaction Fees.”  Last year, we started to eliminate transaction fees for our Private Clients, partially offsetting this decrease in fees by raising our Private Client advisory fee schedule. With a 96 percent decline in transaction fees quarter over quarter, we’re now reflecting all of our transaction fees in our Institutional Research Services revenue line.

So if you turn to display 19, you’ll see the impact of the reclassification of transaction fees to the Institutional Research Services revenue line on the P&L. As you can see, in this display, if we had not reflected this reclass, our advisory fee increase would have been 17 percent and our actual Institutional Research Services fee increase would have been 26 percent, which is the actual growth rate of this channel.

Moving to display 20, we detail advisory fees by fee type and by channel. Base fees were up 20.5 percent, or $105 million, to $614 million this quarter, driven primarily by higher average AUM from both market appreciation and net inflows, and to a lesser degree by the change in our Private Client fee schedule. Moving to the lower half of the display, we show advisory fees by distribution channel. Here, you can see the 37 percent increase in our Institutional Investment channel, and the 24 percent increase in the Private Client channel are both attributable to higher AUM. As reported, Retail advisory fees grew marginally during the quarter. However, excluding the impact of the sale of our Cash Management Services, advisory fees would have increased by 18 percent, a significant increase indeed.

On display 21, you can see the Distribution Revenues decreased 4.6 percent, to $103 million. Display 22 shows the net distribution activity for our Retail business. This quarter marks the third consecutive quarter where we have net distribution revenue, versus significant net distribution expense as in the first quarter of 2005. Lower distribution revenues and distribution plan payments, were attributable to the disposition of the Cash Management Services. Additionally, we continue to experience a significant decrease in the amortization of the deferred sales commissions related to prior year’s sales, a decrease we expect to continue into 2007.

On display 23, Institutional Research Services revenues reflects only a one point nine percent increase. However, I refer to the further comments that I made related to display 19, explaining that our reclass of transactions fees masked the 26 percent revenue growth in our Institutional Research Services channel.

Additionally, Other Revenue increased significantly to $74 million.

Now, $26 million of the current quarter’s revenues were attributable to mark-to-market gains on mutual funds held for deferred compensation plans, resulting from strong equity market performance. Nearly half of this amount produced a corresponding increase in compensation expense in the current quarter and the remainder will increase compensation expense in future periods as deferred compensation awards continue to vest.

Now that I’ve covered our 19.8 percent revenue increase, I’d like to talk about our 14.8 percent increase in total expenses. As you can see on display 24, Employee Compensation and Benefits increased 29.9 percent in the quarter, to $371 million, or 57 percent of our total expenses.

Our increase in Incentive Compensation of 36.8 percent as shown on the display 25 is pretty much in line with our increase in earnings of over 35 percent, including the impact of increased amortization of deferred compensation.

This brings us to our increasing Commission Expense, which was up nearly 42 percent. I have already pointed out to you that our first quarter was very strong with record new business generation in both our Private Client and Institutional Research Services channels, the best new business quarter for Retail in over five years, and yet another strong quarter of new mandate fundings in our Institutional Investments channel.

All of this growth results in higher commission expense, which is, quite frankly, a “best of kind” type of leading indicator for future revenues and earnings increases since the full impact of the incremental business isn’t reflected in the current P&L.

Turning to display 26. Note that Promotion and Servicing costs declined by 16.5 percent, or nearly $30 million. The decrease in these costs can be attributed to lower distribution plan payments from the disposition of our Cash Management Services, and lower deferred sales commission amortization as I discussed on display 22.

G&A increased $27 million. Facility expenses accounted for approximately $8 million of the G&A increase due to three new Private Client offices that we opened in the U.S. since the first quarter of 2005 and the new office space we acquired in London, Hong Kong and Shanghai, increasing our facilities expenses run rate to accommodate our recent growth and our future growth. Legal expenses accounted for another six million of the G&A expense. The current quarter’s legal expenses were primarily attributable to the net cost of our continued progress in resolving outstanding litigation. While in the first quarter of 2005, we incurred significant trial related expenses.

On display 27, we presented a recap of total revenues and expenses that come to a summarized net income statement for AllianceBernstein. Here, you can see that our pre tax margin is up 330 basis points, to 27.1 percent, and our Net Income is up 35 percent to $228 million. Carrying the $288 million of AllianceBernstein’s Net Income forward to display 28, we show Holding’s financial results. AllianceBernstein Holding’s equity share of AllianceBernstein’s earnings were $73 million for the first quarter, versus $53 million in the same quarter last year, with Net Income after taxes of $66 million, or 40 percent than ‘05.

Our Distribution per Unit for AllianceBernstein Holding will be 78 cents, a 39.3 percent increase from the 56 cent distribution in the same quarter last year.

In summary, this is a good quarter for the firm on many fronts. First, the performance of our investment services for our clients. Second, the diversified mix of increasing asset flows. Third, higher revenues. Fourth, improved margins, and finally the strong returns to our unitholders.

Now I’ll turn the call over to Lew who will spend a few minutes on our Global Service Profile.

LEW SANDERS, CHAIRMAN, CHIEF EXECUTIVE OFFICER:  Thank you, Jerry.

With Jerry having reviewed the first quarter quite comprehensively, I think it’s worth spending a few minutes with you on how we’re positioning the firm. Although a single graphic can hardly do justice to our scale and scope, in the display before you, display 29 is nonetheless, an attempt to do just that. There are a number of important messages in this picture.

First, that the company’s DNA is research, from which everything else flows.

Second, that our research footprint is unusual for its sheer breadth of coverage, geographic reach, and comprehensive quantitative capabilities.

Third, that this intellectual capital is brought together in integrated global investment platforms making it possible for us to source alpha from virtually all of the relevant asset classes around the world, in global or regional mandates or, as I’ll emphasize in a moment, highly specialized portfolio constructions.

Fourth, we can amplify, we can isolate alpha, in a range of investment alternatives that are direct derivatives of our core competencies.

Fifth, that we posses advanced investment planning and asset liability modeling skills, which permit us to craft differentiated investment solutions for clients. And finally, that we can reach and serve clients ranging from mutual fund investors to high net worth private investors to the largest corporate and government sponsored retirement plans in virtually every major market throughout the world.

Now if all of this sounds familiar to you, we here at AllianceBernstein would be quite pleased because this is how we hope you see us. Yet, it’s important to emphasize that there’s a subtle evolution underway that reaches beyond this description, an evolution that we think will increase still further, our relevance to clients. As an example, our specialized research teams, and early stage growth and strategic change, are rapidly making us subject matter experts in many advanced technologies. As a natural derivative eventual capital opportunity has surfaced, which the company has been seeding thus far with partnership capital. The opportunity here has developed faster, and appears to be greater than we initially anticipated. Thus, we plan to turn this into an asset management service for clients shortly.

Now while venture capital standing alone is unlikely to be an important source of business for us given our scale, it’s a window into technological change. It’s a window of great significance, in that these changes influence results at large incumbent companies. Having this kind of knowledge promises to make us better investors across the board. Indeed, we see the integration of venture investing with mainstream equity investing as a major source of competitive advantage in both domains.

The same research is driving a suite of high alpha services, under the moniker of strategic research, which is meeting with increased success in both the retail channel, in the form of separately managed accounts, and in the institutional channel as a non style based satellite service.

Another noteworthy development is the evolution of our product platform and alternatives. Given the growing importance of this category, we’ve established a new strategic business unit to manage and develop this area. It will remain tightly linked to our mainstream services, because in our case, they provide the primary input for alpha generation; however, the unit will have its own specialized operations, marketing and client service team in addition to its extensive quantitative research resources.

Note, that alternatives are already a meaningful business for the firm with assets under management of well more than five billion, up nearly 40 percent during the last 12 months. With the addition of commodities as another uncorrelated alpha source in our diversified hedge fund, and the launch of a currency based hedge fund shortly, our service profile continues to strengthen in this area.

I want to call attention as well to our initiatives in asset liability management. Our goal here is to design specialized portfolio solutions, using appropriate combinations of alpha and beta sources, to meet the unique needs of plan sponsors. While such mandates remain at the periphery of most pension plans today, they promise to become increasingly important, especially in larger plans. We believe we have the capabilities to be a factor in this market, perhaps an important one, since it’s a natural extension of the tools and talent present in our Style Blend business unit. We’re also hopeful that this unit’s leading edge asset liability modeling skills will help us to become an important factor in the defined contribution arena, as target day offerings designed by this unit begin to gain traction among plan sponsors and participants.

So while we’re often thought of as a firm with three major investment platforms, in growth and value equities, and in fixed income, I think you can see that we’ve evolved organically to be quite a lot more. We think we’ll be better investors for it across all of our investment platforms. We will surely be in a better position to meet a larger fraction of our client’s needs, with services, and this is key, that are inherently complimentary, services designed to work well together, all of which should mean better results for clients and therefore for our firm. And now for your questions.

VALERIE HAERTEL:  Nikki, we’re ready to take questions.

OPERATOR:  At this time, I’d like to remind everyone if you’d like to ask a question, you may press star one on your telephone keypad. Also, management has requested that you please limit your initial questions to two, in order to provide all callers an opportunity to ask questions. We welcome you to return into the queue to ask follow up questions. It is AllianceBernstein’s practice to take all questions in order in which they are received and to empty the queue before ending the call.

The first question comes from Bill Katz from Buckingham Research. Please go ahead.

BILL KATZ, BUCKINGHAM RESEARCH:  Thank you and good afternoon. I appreciate the thorough review, as usual. Lew, maybe a question for you, since you sort of ended the commentary, just sort of curious as I listen to your plans for the asset liability opportunity, how do you go about supplanting the big three, so to speak, you know, Black Rock, Legg Mason and Pimco, without, maybe compromising margins?

LEW SANDERS:  Well I don’t think there’s any margin risk here at all Bill, to the contrary. This is a derivative of competencies that already exist in the firm. We’re simply extracting them and repackaging them in a way that better meets the particular needs of a plan sponsor. So I’ll give you an example.

We generate alpha regularly from our mainstream services in growth and value equities, in currency, in fixed income. We can strip the beta out of those alpha sources. We can reattach them to any number of beta sources that would match the particular liability characteristics that a plan happens to want to fund. And in that way deliver, I think, a tailor made and optimized solution. All of that capability exists in the firm. There’s no new overhead involved. It would be margin enhancing as opposed to detracting.

Now we’ll see how successful we are here. This is in the early going. And in fact, the market, although noteworthy is still actually not all that large, but it does show signs, as I noted in my commentary of becoming more important, especially in larger plans. And we think that we have a lot to offer here. So you’ll see us more prominently competing in this space.

BILL KATZ:  OK. And so the follow up question would be on the litigation expenses that was sort of four cents in the quarter, I guess first of all do you sort of view those as one time, and then maybe you could just give a little more detail as to the progress you’re making and what it might forebode for incremental expenses going forward.

LEW SANDERS:  Well what I prefer to do first, is have you refer to the details of what actually occurred in the first quarter in our 10-Q, which will be filed next week. What I can tell you is that we did incur what we described as an unusually high run rate in this quarter, unusually high. And it related to resolving several significant items of litigation, including a major portion of the civil litigation stemming from market timing. For further details, however, why don’t you refer to the 10-Q.

BILL KATZ:  OK. Thank you.

OPERATOR:  The next question comes from Jeff Hopson from AG Edwards, please go ahead.

JEFF HOPSON, AG EDWARDS:  OK. Thank you. Could you comment on some of your initiatives to establish research in other infrastructure in Hong Kong, China, et cetera. If these represent typical reinvestments for growth or are these at an accelerated level at this point?

And then, number two, could Lew comment on the decoupling of returns in the U.S. versus some of the international markets that we’ve seen over the past six months.

LEW SANDERS:  OK. Well let me take both of those questions. As it relates to our research footprint in Asia, it’s actually always been substantial with a major investment team in growth and value in Japan, Hong Kong, in Singapore. Australia is a very prominent area for research in the firm and asset management. We have small teams in India and in Taiwan.

And most recently, and I think, importantly, we established a team in Shanghai, the goal of which was outward looking, that is, it wasn’t initially to support investments in the country, but instead, to be a window into developments in China, which is, of course, as you know, have emerged as central to the success of a number of a multi national industries. In fact, China in those industries take (INAUDIBLE) for instance, completely controls the outcome.

So as – said another way, as economic activity as important technologies and as industries migrate increasingly to that region of the world, we’ve placed research resources in locations that give us the appropriate insight to manage money well for our clients. So I think you should see this as a continuum. And I don’t think what lies ahead on that score is any abrupt increase, any substantial increase in our Asian research commitments. All ready, I think, very substantial and indeed, I would argue one of the largest in the industry.

Now, as to your question about the in quotes decoupling of investment returns in the last number of years between the U.S. and developed an emerging world in the equity markets, I think this reflects principally a convergence of valuation across all geographies, which four or five years ago was highly skewed, especially with regard to the emerging markets, where at that time, valuation was still suffering from the high anxiety that surrounded many of those companies, industries, and countries, a derivative still of the trauma of the late 1990s. Those risk premiums have fallen dramatically. And as a result, valuations have converged. And thus, there’s been in that way, a very noteworthy tailwind behind non-U.S. equity investments. What I described, applies to the developed world too, but just in lesser magnitude.

So based on today’s valuation structure, expected returns actually look more or less similar, emerging still looks a little higher, but on the other hand, its volatility is. So if you were to draw an expected return curve, I don’t think that you would find any noteworthy pricing anomalies across these geographies. And by the way, if you plot variance in valuation by country, by industry and companies within industry every single one of those metrics will reflect an extraordinary convergence.

So what I would say is the cycle is fairly mature, but entirely explainable by the status some years ago, of capital market pricing, very different than today.

The final point I’d make, perhaps, giving you a little bit more than you bargained for in this question, is that when you consider non-U.S. investment returns, and you see it from any currency reference, in our case, the dollar exchange rates are going to matter a lot to measured returns. And given the current account imbalance which is historic in magnitude, actually completely unprecedented, the likelihood is that there will be a headwind in front of the dollar, a tailwind for the currencies of our major trading partners, which will tend, therefore, in dollar terms, to elevate returns offshore relative to the U.S.

JEFF HOPSON:  OK.

JERRY LIEBERMAN:  And then it’s obvious that that will have implications on our financial results.

JEFF HOPSON:  OK. And do you have any particular concerns in regard to where say retail flows, are heading today, you know, some of the hotter areas, perhaps?

JERRY LIEBERMAN:  Well, you know, if what you’re saying is we’re witnessing yet another example of trend following, which is to say this opportunity is now being discovered by the retail world after it’s been largely earned out, I would have to support that proposition.

On the other hand, given the description of valuation that I provided it isn’t as if today non-U.S. equities as we see it are mispriced relative to the U.S. Actually, they offer competitive returns, and they offer currency diversification. And they should play, therefore, an important role in anybody’s portfolio, private, institutional or otherwise. And the fact is that a lot of U.S. households were very under weight if they had any exposure at all off shore. So I don’t see the recent interest in this area as having quite the risk that trend following typically engenders when it begins to develop. Should it continue, and this get exaggerated, well of course, that will develop later on.

JEFF HOPSON:  Very good. Thank you.

OPERATOR:  The next question comes from Cynthia Mayer from Merrill Lynch, please go ahead.

CYNTHIA MAYER, MERRILL LYNCH:  Hi, thanks a lot. When you say that the pipeline of unfunded mandates is very strong I’m just wondering if you can put that in a little perspective, versus past quarters. If it’s all funded this quarter, would the flows be stronger than say 4Q, and 1Q, or sort of inline with what we’ve seen recently?

JERRY LIEBERMAN:  Well Cynthia, I can’t time exactly when the money is going to come in, but what I can tell you, the pipeline is as high as it’s ever been, which means, as high, if not a little bit higher than it was in the peak of last year, which is the best year in the history of the firm.

So, you know, we used up some of the pipelines. We got into the fourth quarter, now we built it right back up again, and it’s very robust.

CYNTHIA MAYER:  OK. Great.

JERRY LIEBERMAN:  And, you know, when we look at this pipeline, we’re assuming that the fundings will take place certainly within a year’s time, usually around six months or so, if they’re all over the lot (ph), but it’s around that time.

CYNTHIA MAYER:  OK. And just a quick – another expense question, the eight million that was for new Private Client offices…

JERRY LIEBERMAN:  No that’s all of our new offices. That’s Private Client offices, new space in London, brand new fitted out space in Hong Kong, the new space in Shanghai, it’s all of the new offices.

CYNTHIA MAYER:  Are those up front costs, or are those costs that just built in and will continue …

JERRY LIEBERMAN:  No. That’s a run rate, those are built in run rate numbers.

CYNTHIA MAYER:  OK. And at this point, how much of the cost of London is in.

JERRY LIEBERMAN:  Well all of – you have the full run rate for the new space. What you don’t have is not all of the build out for London is in there, but all of the build out for the other offices, the three Private Client offices, the Shanghai office, the Hong Kong office, they’re all in there on a full run rate basis. The London space will be kicking in in the second semester.

CYNTHIA MAYER:  OK. Thank you.

OPERATOR:  At this time, I’d like to remind everyone, if you’d like to ask a question you press star one. The first question comes from Christopher Spahr from Prudential, please go ahead.

CHRISTOPHER SPAHR, PRUDENTIAL:  Good evening. The non-U.S. clients are about a third, that’s among the highest in the industry. And I just want to know if you can give a little bit more breakdown by region and which regions do you think will be growing faster than others?  And where do you think this, as percentage of total client AUMs can go to eventually?

LEW SANDERS:  All right, well as to regional breakdowns, it’s really very diversified. We have this very strong presence in the U.K., on the continent, and an impressive market share in Japan.

JERRY LIEBERMAN:  Huge market share in Australia.

LEW SANDERS:  One of the top three in Australia, first in New Zealand. You know, it’s a very diversified client base.

Now when you get to channel is dominantly in our institutional business an in our retail mutual fund business, our Private Client business, as I think you know, until very recently, has been overwhelmingly U.S. centric. It’s just on its path, now of globalization.

Now as to what this ultimately will asymptote to, I wouldn’t even venture a prediction. But it’s a big world out there, right. And if you were thinking about the role that U.S. capital assets plays in the global capital market, well you think that at least half of your clients can probably ultimately come from domiciles other than here. We think that. Maybe that’s the target, but we don’t really think in those terms. We’re just trying to deliver the appropriate services to clients and the growth will therefore be a derivative.

CHRISTOPHER SPAHR:  OK. Next question, regarding alternatives, as a percent of total AUM it’s still relatively small compared to some of the larger asset managers. Do you think this kind of robust growth you’ve had last year is going to continue, especially with the introduction of like the currencies and so forth?

LEW SANDERS:  Yes. We think it’s an important opportunity for the firm. It’s really important to stress, however, in our case, these services are derivatives of alpha engines that are part of the mainstream of the company. They’re not some attachment. They’re not some team that we brought in or developed. It’s all very integrated. And the opportunity here is quite substantial. And our track record, I think, very competitive, which ought to mean that this business will grow strongly.

But this is a volatile industry. And so you have to accept these forecasts with the appropriate degree of caution and humility.

CHRISTOPHER SPAHR:  Thank you.

OPERATOR:  The next question comes from Niamh Alexander from CIBC, please go ahead.

NIAMH ALEXANDER, CIBC:  Thank you very much. Just on the alternatives, following up there, I’m wondering if you’re seeing any opportunity to kind of adjust the pricing in the traditional institutional money management business there, as you’re kind of the same clients now, feeding into that (INAUDIBLE) alternatives.

LEW SANDERS:  We don’t really see that opportunity, nor do we look at it in those terms.

NIAMH ALEXANDER:  Thank you. And then, could you expand a little bit on defined contribution, are you growing?  How are you progressing with that particular channel of institution?

LEW SANDERS:  Well the defined contribution business is a part of our service array typically, where we’re a sub advisor to a defined contribution plan, a sleeve, a choice in that plan. But by comparison to our presence in defined benefit market, we’re not an important factor. And we should be. We need to be. And we think that there is an opportunity on two fronts.

First, as the DC retirement plans become ever more prominent among plan sponsors, the amount of attention paid to plan participation choice, the amount of professional advice provided, we think is going to grow. And we believe that will open up an opportunity for us.

Second, there is this movement to target date maturity funds. It is, I think, just a terrific development by all accounts, especially for the plan participants, because if a well designs such plans, it is just an excellent choice in that they are inherently balanced by asset class, by geography, if properly constructed. They systematically rebalance and appropriate rate, give the plan participants age and retirement possibilities. It’s just clearly superior to the super market based approach that has characterized this space heretofore.

Now we have made a major attempt to build brand equity around intellectual capital, if you will, that we’re bringing to this space. And while it’s self serving to make this assertion, we really do think we’ve advanced the state of the art in target date plan design. We published on it. We’re trying to build visibility. And we are trying to establish relationships that will enhance our ability to penetrate this market, and hopefully, we’ll have something more to say about that in coming quarters.

So you should see – we see this as a very important area of opportunity for us, we’ll really be emphasizing.

NIAMH ALEXANDER:  Thank you very much. That’s all.

OPERATOR:  The next question comes from David Haas from Fox Pitt Kelton, please go ahead.

DAVID HAAS, FOX PITT KELTON:  Hi. Just one question, sort of getting at operating leverage, and incentive compensation expense. If I look on a sequential basis and I recognize the high performance fees in the fourth quarter, but with revenues down, sort of if I take out the mark to market even down around 50 million sequentially, and incentive comp, if I take out the 12 million off of the mark to market, as well as even, you know, the rapid rise in commission because of strong growth there, I’m still coming up with sort of a $5 million rise or so in compensation. It seems like you still have compensation rising a lot more rapidly than revenues on a sequential basis. And then, on a year-over-year basis, incentive comps up 37 percent, with revenues up around 20 percent.

I recognize it’s tied to operating profit, but can we expect this sort of incentive comp run rate to remain stable going forward?  Is this sort of a good level?

JERRY LIEBERMAN:  David, the formula that drives our IC is, indeed, a formula based on operating earnings. There’s pieces that come and go like the fact that we were heavy on deferred, and so you have some stepping in deferred that plays into this formula. But I mean it’s based on operating earnings. To the extent that we can manage the margins without IC, and that’s what drives the number. And so your model must be off a little bit, all right.

LEW SANDERS:  Well David, the only thing I would add to is Jerry tried to emphasize in his formal remarks, that the character of commission compensation is sensitive to an acceleration in growth rate, that creates a transitional increase in commissions in the percentage of revenue earned in the first period. As time passes, the margin attached to that business improves.

JERRY LIEBERMAN:  Yes, now that’s on the commission line. On total comp line, loosening (ph) right back to the point that I tried to make in the presentation not IC. So on commission is literally a leading indicator, because we’re paying the commissions in the earlier period, than where we’re realizing the revenues, almost in every plan that we have.

And the fact that we had the big spike in the increase in the sales, creates a spike in commissions. And if we stop sales next quarter, and everything else was absolute, our revenues are going to go up without even the market moving or any more sales, the revenues will go up and the commission expense would stop. So there’s a – you know, there’s a leading indicator, a lag effect here, on the revenues that are generated by the commissions being generated.

Does that help David?

DAVID HAAS:  It does. I guess I was also just sort of simply looking at year-over-year growth rates in operating profit. And they seem to track, at least in this case, almost one for one with the growth rate in incentive comp.

LEW SANDERS:  Well it should.

JERRY LIEBERMAN:  Yes.

DAVID HAAS:  OK, so that’s…

LEW SANDERS:  And don’t lose sight of the fact that the operating margin was up more than 300 basis points.

DAVID HAAS:  Sure.

LEW SANDERS:  To the extent that you were managing your other expenses more effectively, absorbing the more completely because of the IC formula, it will tend to drive up the payroll ratio, but the unit holders will benefit net net indeed, substantially.

DAVID HAAS:  OK. Thank you.

OPERATOR:  The next question comes from Robert Lee from KBW, please go ahead.

ROBERT LEE, KBW:  Thanks, good afternoon everyone.

JERRY LIEBERMAN:  Hello, Robert.

ROBERT LEE:  Two quick questions. I’m just curious, there’s clearly been two sort of mega transactions in the industry in the past year. Have you – are you seeing at all fall out from that to your benefit in terms of, you know, people starting to look around for someone who’s not going to do a big deal or as some of your competitors got put on hold so to speak at some consultants, or soft toll (ph), do you see any benefit there?

LEW SANDERS:  No, we’re not. And frankly, I don’t think we’d ever be able to tell if there were one.

ROBERT LEE:  OK. And the second one, just real quickly, you know, the improvement in the U.S. mutual funds base and I apologize if you mentioned this earlier, is that coming, have you seen that come mainly because of an increase sales in the target date products?  Or is there one or two specific products that are driving the improvement in the U.S. retail fund business.

JERRY LIEBERMAN:  It’s not targeted at all. It’s our wealth strategies services, all right, which is the core that we want to build as a foundation. And it’s our non-U.S. services to U.S. clients. They’re looking at – you know, they’re becoming more global as Lew prepared to earlier. And then it’s across (ph) through (ph) the other services. There are no major homeruns, but certainly not target based funds.

LEW SANDERS:  And, you know, again, I want to stress that our high organic growth rate in that channel owes to very rapid growth offshore, and the product array there is quite diversified.

ROBERT LEE:  OK. Great. Thank you very much.

JERRY LIEBERMAN:  Let me just add that in the offshore including some significant services and fixed income services that are just great track records in a long history of good performance.

OPERATOR:  The next question comes from Bill Katz from Buckingham Research, please go ahead.

BILL KATZ:  Yes, just a follow up on expenses if I may. At the end of last year, I believe, you sort of iterated a sort of five or major investment spending programs, for I guess, this year, and maybe into early next year. I’m just sort of curious, if you can give us an update of where you might be in the lifecycle of the investment spend on that. And more specifically, just what is the incremental impact of the U.K. office build out.

JERRY LIEBERMAN:  Well I’ll have to go back to see which quarter we discussed the four or five investments Bill, but if we’re talking about the investments in strategic growth and strategic change, and our investment in Shanghai, they were all there. Everything is there in running. I can go back to the point that Cynthia raised on the facilities, everything is on a run rate, except for London. And like I said, what we don’t have in London, yet is we haven’t built it all out yet. And so that’s not that we’ll still be a step up in the facilities cost. The London space is expensive. It’s become so that – I say that in an absolute term but we’re still building that space up.

LEW SANDERS:  But, Bill, you know, if the sense of your question is, when you think about the kind of standard core of intellectual capital, human capital and all of the physical infrastructure required to support it, I wouldn’t anticipate rapid growth from this point.

We – if there’s any message that single display attempts to deliver is that we have in place, an awfully impressive array of resources to call on. We don’t need a lot more. So if we’re successful in delivering the investment returns that we hope to for clients, we ought to be able to leverage it, which I think is the sense of your question.

BILL KATZ:  Right. OK. And if I could just add one follow up on that, your share count, at both the diluted number, and then also at the traded partnership level also (ph) increased reasonably high sequentially, I’m just sort of curious if you could give us a little detail behind that.

JERRY LIEBERMAN:  Yes, options. Exercise of employee options. All right. The – I mean the unit prices have done well recently and we have – although we haven’t been using options as a compensation tool for the last few years, the firm had for several years, and the employees took advantage of the performance of last year, exercised some options, some of which, you know, weren’t above water until the last six months or so.

BILL KATZ:  You mentioned…

JERRY LIEBERMAN:  Wait hold on.

BOB JOSEPH, CHIEF FINANCIAL OFFICER, ALLIANCEBERNSTEIN:  Our old deferred comp plan, which was basically a cash plan, but it doesn’t get distributed until employees leave, although it’s largely vested at this point in time. We actually converted that from a cash plan, basically to a unit plan. And so people substituted units at fair value at the end of the year for the cash obligations we had for them. And so that also caused an increase.

JERRY LIEBERMAN:  Right.

BILL KATZ:  OK. You talked about deleveraging a little bit this year, any thought of maybe buying in some of the units, to offset the dilution?

LEW SANDERS:  No, actually, Bill, I don’t think that would be particularly wise. The – we’re going to pay off, as you know, the debt that’s coming due late summer, I think it’s August. And the way we analyze our cash requirements, we will have a volatile working capital requirements, that will cause us to be borrowers in the commercial paper market occasionally but for very short periods, for noteworthy amounts, on average not a whole lot, but on average it will be a positive number. That is, we will have on average some short term debt.

And so in view of that capital structure, I think, shrinking our equity base wouldn’t make a lot of sense. Look, you’ve got to remember when you contrast us to many of the other companies you follow, we pay 100 percent of our partnership earnings in dividends, we don’t retain. We don’t build liquidity. So as you think about a share repurchase as another form of dividend, because essentially it is, it’s just a return to capital to shareholders, we’re already doing it. And I think, leveraging the business financially beyond that, that we have which is modest but given its volatile character I think appropriate, I just think it’s the wrong strategy.

BILL KATZ:  OK. Thank you.

OPERATOR:  Once again, I would like to remind everyone that if you’d like to ask a question, you can press star one at this time. There appear to be no further questions at this time.

VALERIE HAERTEL:  Thank you very much Nikki. I’d like to thank everyone for joining us this afternoon. And I’d also like to invite you to call investor relations should you have further questions. Thank you very much.

OPERATOR:  This concludes today’s AllianceBernstein conference call. You may now disconnect.

END